Exhibit 10.1

INVENSENSE, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Executive Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (“Executive”) and InvenSense, Inc. (the “Company”), effective as of [DATE], 20[*] (the “Effective Date”).

RECITALS

1. The Board of Directors of the Company (the “Board”) desires to provide for the payment of certain benefits in connection with certain terminations of the Executive’s employment including in connection with a potential Change in Control (as defined herein) of the Company.

2. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

2. Severance Benefits.

(a) Termination without Cause within First Twelve Months other than in Connection with a Change in Control. If the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein) within the first twelve (12) months following his employment commencement date and such termination is not in Connection with a Change in Control, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release of claims as required by Section 3(a) and complies with the covenants set forth in Sections 3(b) – (d):

(i) Severance Payment. Executive will receive a severance payment equal to six (6) months of Executive’s then current annual base salary as of the date of such termination paid in a single lump sum (less applicable withholding taxes) within sixty (60) days following termination of employment.

(ii) Bonus Payment. Executive will receive the bonus earned for the prior fiscal year (less applicable withholding taxes) if not already paid, on the date that bonuses are otherwise payable.

(iii) Equity Awards. Subject to Section 10(d), Executive shall vest in that additional portion of any then outstanding and unvested Equity Awards which would have vested had Executive’s employment with the Company continued for a period of an additional six (6) months after the date of termination, and Executive’s vested stock options shall remain exercisable for six (6) months (but not beyond the expiration of the term of the option). The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv) Benefits. For a period of six (6) months following the date of termination that Executive is eligible to elect and does elect to continue coverage for himself and his eligible dependents under the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to offer to provide group health coverage to Executive as required by COBRA and, to the extent permitted by the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Company shall promptly reimburse Executive for the monthly COBRA premium paid by Executive for himself and his eligible dependents; provided, however, that such reimbursement shall terminate if and to the extent Executive becomes eligible to receive group health coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive). Notwithstanding the foregoing, if the Company’s reimbursement of COBRA premiums under this Section 2(a)(iv) would violate PPACA, the parties agree to reform this Section 2(a)(iv) in such manner as would be necessary to comply with PPACA.

If the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause more than twelve (12) months following his employment commencement date and such termination is not in Connection with a Change in Control, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices

(b) Involuntary Termination in Connection with a Change in Control. If, in Connection with a Change in Control, (i) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release of claims as required by Section 3(a) and complies with the covenants set forth in Sections 3(b) – (d):

(i) Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s then current annual base salary as of the date of such termination (or, if higher, as of the date of the Change in Control), within sixty (60) days following termination of employment.

(ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to the lesser of Executive’s target annual bonus for the fiscal year of termination and the most recent annual bonus earned by Executive for a fiscal year, within sixty (60) days following termination of employment. In addition, Executive will receive the bonus earned for the prior fiscal year (less applicable withholding taxes) if not already paid, on the date that bonuses are otherwise payable.

(iii) Equity Awards. Subject to Section 10(d), one hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards shall become vested, and Executive’s vested stock options, to the extent Assumed (as such term is currently defined in the Company’s 2011 Stock Incentive Plan), shall remain exercisable for six (6) months (but not beyond the expiration of the term of the option). The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv) Benefits. For a period of eighteen (18) months following the date of termination that Executive is eligible to elect and does elect to continue coverage for himself and his eligible dependents under the Company’s group health plans, as applicable, under COBRA, the Company shall continue to offer to provide group health coverage to Executive as required by COBRA and, to the extent permitted by PPACA, the Company shall promptly reimburse Executive for the monthly COBRA premium paid by Executive for himself and his eligible dependents; provided, however, that such reimbursement shall terminate if and to the extent Executive becomes eligible to receive group health coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive). Notwithstanding the foregoing, if the Company’s reimbursement of COBRA premiums under this Section 2(a)(iv) would violate PPACA, the parties agree to reform this Section 2(a)(iv) in such manner as would be necessary to comply with PPACA.

(c) Timing of Severance Payments. Subject to Section 9 of this Agreement, the Company will pay the cash severance payments to which Executive is entitled under this Agreement in accordance with Section 3 of this Agreement.

(d) Resignation; Termination for Cause. If Executive’s employment with the Company is terminated (i) by Executive (other than for Good Reason in Connection with a Change in Control) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices.

(e) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices.

(f) Exclusive Remedy. The provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment without Cause or for Good Reason other than those benefits expressly set forth in this Section 2.

2A. Equity Acceleration on Change in Control if Awards not Assumed. In addition, subject to Section 10(d), and without regard to whether Executive has a termination of employment, any Equity Award that is not Assumed or Replaced (as such terms are currently defined in the Company’s 2011 Stock Incentive Plan) upon a Change in Control will vest immediately prior to the Change in Control.

3. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 2 will be subject to Executive signing and not revoking a release of claims agreement in a form approved by the Company, and such release becoming effective and irrevocable within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided until the release of claims agreement becomes effective and irrevocable, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release. Notwithstanding the foregoing, and subject to the release becoming effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement that would otherwise be payable between the date of termination and the date the release becomes effective, and that would be considered Deferred Compensation Separation Benefits (as defined in Section 9(a) of this Agreement), shall be paid on the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Section 409A of the Code, or, if later, such time as required by Section 9(a). If the release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.

(b) Non-Solicitation. Executive agrees that, while Executive is employed by the Company and for one (1) year thereafter, Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary), to terminate his, her or its relationship with the Company (including any subsidiary) or to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity.

(c) Non-Disparagement. The parties agree that, while Executive is employed by the Company and for one (1) year thereafter, (i) Executive shall not, directly or indirectly, make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company or any of its subsidiaries or affiliates, or any products or services offered by any of these entities, and (ii) none of the Company or its Board or executives shall, directly or indirectly, make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way Executive; provided, however, that nothing herein or elsewhere shall prevent either party from making disclosures or truthful statements required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements.

(d) Other Requirement. Executive’s receipt of any payments or benefits under Section 2 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then, at the election of Executive, Executive’s severance benefits under Section 2 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or a national accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in payments and/or benefits required by this Section 4 shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of payments or benefits yields the greatest economic benefit, the payments and benefits shall be reduced pro rata. To the extent required to avoid a violation of Section 409A of the Code, in no event will the Company or Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 4.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s performance of any act or failure to perform any act in the performance of his duties hereunder and to the detriment of the Company (or any parent, subsidiary or successor of the Company), and such act or failure to act is not remedied within thirty (30) days after written notice from the Board, which written notice shall state that failure to remedy such act or failure to act may result in termination for Cause;

(ii) Executive’s dishonesty or intentional misconduct in the performance of his duties hereunder or material breach of a material provision of any agreement with the Company (or any parent, subsidiary or successor of the Company) which, if capable being cured, is not cured within thirty (30) days after written notice from the Board, which written notice shall state that failure to cure may result in termination for Cause; or

(iii) Executive’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person which reflects conduct or character that the Board reasonably and in good faith determines is inconsistent with continued employment.

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following transactions, provided, however, that the Company shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; or

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control; or

(iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control.

(c) Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(d) Equity Award. For purposes of this Agreement, “Equity Award” shall mean each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

(e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction in Executive’s authority, duties or responsibilities;

(ii) A material reduction in Executive’s base compensation;

(iii) A material change in the geographic location at which Executive must perform his services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

(iv) failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

A termination of employment shall not be considered for “Good Reason” unless Executive provides written notice of the initial occurrence of one of the foregoing events to the Company within ninety (90) days thereafter, and provides the Company thirty (30) days to cure, and then terminates employment within six (6) months following such initial occurrence.

(f) In Connection with a Change in Control. A termination of Executive’s employment will be “in Connection with a Change in Control” if Executives employment terminates at any time within thirty (30) days before, on or within eighteen (18) months following a Change in Control.

6. Successors.

(a) Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.

8. Arbitration. The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in Santa Clara County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

9. Code Section 409A.

(a) General. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until Executive has a “separation from service” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to Executive’s death), then the severance benefits payable to Executive under this Agreement that are considered deferred compensation under Section 409A, if any, and any other severance payments or separation benefits that are considered deferred compensation under Section 409A, if any (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following his separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of his death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) Reimbursements. Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement arrangement provides for a “deferral of compensation” within the meaning of Section 409A, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including: (i) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods required, any reimbursement or payment of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

(c) Interpretation. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

10. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement represents the entire agreement and understanding between the parties as to the payment of severance or other benefits if Executive’s employment with the Company terminates, including in Connection with a Change in Control, and supersedes all prior or contemporaneous agreements, including without limitation the agreement between Executive and the Company dated                     and the vesting provisions of any Equity Award, with respect to the subject matter of this Agreement. With respect to Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such Equity Awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

INVENSENSE, INC.	[NAME]

Name:
Title:

Date
Date

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